EXHIBIT 10.67

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”), dated as of December 10, 2004, is made by and among FiberNet Telecom Group, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and each of the purchasers (individually, a “Purchaser” and collectively the “Purchasers”) set forth on the execution pages hereof (each, an “Execution Page” and collectively the “Execution Pages”).

BACKGROUND

A. The Company and each Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

B. Upon the terms and conditions stated in this Agreement, the Company desires to issue and sell to the Purchasers, and each Purchaser desires to purchase, units (the “Units”), each Unit consisting of (i) one share of the Company’s Series K Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”), which Preferred Stock shall have the rights, preferences and privileges set forth in the form of Certificate of Designation, Preferences and Rights attached hereto as Exhibit A (the “Certificate of Designation”), and shall initially be convertible into shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), at an initial conversion price established in accordance with Section 1(c), and (ii) a warrant, in the form attached hereto as Exhibit B (the “Warrants”), to acquire initially such number of shares of Common Stock equal to 30% of the number of shares of Common Stock issuable upon conversion of one share of Series K Preferred Stock. The shares of Common Stock issuable upon conversion of or otherwise pursuant to the Preferred Stock are referred to herein as the “Conversion Shares” and the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrants are referred to herein as the “Warrant Shares.” The Preferred Stock, the Warrants, the Conversion Shares and the Warrant Shares are collectively referenced herein as the “Securities” and each of them may individually be referred to herein as a “Security.”

C. Contemporaneously with the execution and delivery of this Agreement, the Company shall amend, through the execution of an amended and restated warrant in the form attached hereto as Exhibit C (the “Amended Warrants”), all of the common stock purchase warrants currently owned by SDS Capital Group SPC, Ltd. (“SDS Warrants”) to reduce the exercise price thereof from there respective current amounts to $.01.

D. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights under the Securities Act and the rules and regulations promulgated thereunder, and applicable state securities laws. This Agreement, the

Certificate of Designation, the Warrants, the Registration Rights Agreement, and the Amended Warrants are collectively referred to herein as the “Transaction Documents.”

E. The proceeds from the sale and issuance of the Units will be used by the Company in connection with its future purchase from Consolidated Edison, Inc. (“Con Ed”) of 50,000,000 shares of the common stock (the “Con Ed Holdings Stock”) of Consolidated Edison Communications Holding Company, Inc. (“Con Ed Holdings”), a wholly-owned subsidiary of Con Ed, pursuant to the terms and conditions of a definitive agreement, in the form attached hereto as Exhibit E (the “Con Ed Agreement”), to be entered into by the Company and Con Ed on or after the date hereof but prior to the Closing Date. The assets held by Con Ed Holdings are referred to herein as the “Con Ed Assets.”

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers, intending to be legally bound, hereby agree as follows:

1.	PURCHASE AND SALE OF SECURITIES.

(a) Purchase and Sale of Units. Subject to the terms and conditions hereof, at the Closing (as defined in Section 1(b) below), the Company shall issue and sell to each Purchaser, and each Purchaser, severally and not jointly, shall purchase from the Company, such number of Units as is set forth on such Purchaser’s Execution Page, for a purchase price (as to each Purchaser, the “Purchase Price”) per Unit equal to Ten Thousand Dollars ($10,000).

(b) The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Drinker Biddle & Reath LLP at One Logan Square, 18th & Cherry Streets, Philadelphia, Pennsylvania 19103 at 10:00 a.m., Philadelphia, Pennsylvania time, on the first date on which all conditions set forth in Sections 6 and 7 below have been satisfied or waived, or such other later time or place as the Company and the Purchasers may mutually agree (the “Closing Date”).

(c) Conversion Price. The Preferred Stock initially shall be convertible into shares of Common Stock at an initial conversion price (the “Conversion Price”) of $1.00 per share of Common Stock; provided, however, if requested by SDS Capital Partners, LLC at any time prior to the Closing Date, the Conversion Price shall be equal to the average Closing Sales Price of the Common Stock during the five trading days immediately preceding the Closing Date. For purposes of this Section 1(c), “Closing Sales Price” and “trading day” shall have the meanings given to them in the Certificate of Designation.

(d) Exercise Price. The Warrants shall be exercisable for shares of Common Stock at an initial exercise price per share of Common Stock equal to the Conversion Price.

2.	PURCHASER’S REPRESENTATIONS AND WARRANTIES.

Each Purchaser severally, but not jointly, represents and warrants to the Company as follows:

(a) Organization and Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation, limited liability company or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b) Purchase for Own Account, Etc. Purchaser is purchasing the Securities solely for its own account for investment purposes only and not with a present view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. Purchaser understands that it must bear the economic risk of this investment indefinitely, unless the Securities are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that the Company has no present intention of registering the resale of any such Securities other than as contemplated by the Registration Rights Agreement. Notwithstanding anything in this Section 2(b) to the contrary, by making the representations herein, such Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws applicable to such disposition.

(c) No Conflict. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated thereby and hereby do not and will not (i) violate any provision of the Purchaser’s charter or organizational documents or (ii) to Purchaser’s knowledge, result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Purchaser or by which any property or asset of the Purchaser are bound or affected, except, in all cases, other than violations pursuant to clauses (i) or (ii) (with respect to federal and state securities laws) above, except for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, materially adversely affect the Purchaser’s ability to perform its obligations under the Transaction Documents.

(d) Accredited Investor Status. Purchaser is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D, and has completed or caused to be completed the Investor Questionnaire Certification in the form attached hereto as Exhibit F (the “Investor Questionnaire”), certifying as to its status as an Accredited Investor. Purchaser acknowledges that an investment in the Securities is speculative and involves a high degree of risk, and Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein and in the Investor Questionnaire in order to determine the applicability of such exemptions and the suitability of Purchaser to acquire the Securities.

(e) Information. Purchaser and its counsel, if any, have been furnished all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities which have been specifically requested by such Purchaser or its counsel and which are not available through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. Neither such inquiries nor any other investigation conducted by such Purchaser or its counsel or any of its representatives shall modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in Section 3 below. Purchaser acknowledges that it has been given full access to such records of the Company and each of its direct and indirect subsidiaries (collectively, the “Subsidiaries”) and to the officers of the Company and the Subsidiaries as it has deemed necessary or appropriate to conduct its due diligence investigation.

(f) Governmental Review. Purchaser understands that no U.S. federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.

(g) No General Solicitation. Purchaser acknowledges that the Securities were not offered to it by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

(h) Authorization; Enforcement. Purchaser has the requisite power and authority to enter into and perform this Agreement and the Registration Rights Agreement and to purchase the Securities being sold to it hereunder. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate, limited liability company or partnership action, and no further consent or authorization of Purchaser or its Board of Directors, stockholders, members or partners, as the case may be, is required. When executed and delivered by Purchaser, this Agreement and the Registration Rights Agreement shall constitute valid and binding obligations of Purchaser enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(i) Independent Investment. Purchaser has not agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Securities purchased hereunder for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Purchaser is acting independently with respect to its investment in the Securities.

(j) Residency. Purchaser is a resident of the jurisdiction set forth under Purchaser’s name on the Execution Page hereto executed by Purchaser.

Except for subsections (a), (c) and (h), each Purchaser’s representations and warranties made in this Article 2 are made solely for the purpose of permitting the Company to make a determination that the offer and sale of the Securities pursuant to this Agreement comply with applicable U.S. federal and state securities laws and not for any other purpose. Accordingly, the Company may not rely on such representations and warranties for any other purpose. No Purchaser has made or hereby makes any other representations or warranties, express or implied, to the Company in connection with the transactions contemplated hereby.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth on a Disclosure Schedule executed and delivered by the Company to each Purchaser (the “Disclosure Schedule”), the Company represents and warrants to each Purchaser as follows:

(a) Organization and Qualification. The Company and each of its Subsidiaries is a corporation or other entity duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure so to qualify or be in good standing would have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any effect which, individually or in the aggregate with all other effects, reasonably would be expected to be materially adverse to (i) the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents, or (ii) the business, operations, properties, reasonable prospects, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, to the extent such effect results solely from any of the following, such effect shall not be considered a Material Adverse Effect: (i) general conditions applicable to the economy of the United States or elsewhere, including changes in interest rates and changes in the stock or other financial markets; (ii) conditions generally affecting the telecommunications industry; or (iii) conditions or effects resulting from or relating to the announcement or the existence or terms of this Agreement or the Con Ed Agreement or the consummation of the transactions contemplated hereby or thereby.

(b) Authorization; Enforcement. (i) Except as described in Section 3(c) below, the Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents, to amend and restate the SDS Warrants, to issue and sell the Units in accordance with the terms hereof, to issue Redemption Preferred Stock (as defined in Section 4(cc) below) in exchange for Preferred Stock in accordance with the terms hereof, to issue Conversion Shares upon conversion of the Preferred Stock in accordance with the terms thereof, to issue Redemption Shares (as defined in Section 4(e) below) upon conversion of Redemption Preferred Stock in accordance with the terms thereof, and to issue the Warrant Shares upon exercise of the Warrants in accordance with the terms thereof; (ii) the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby (including, without limitation, amendment and restatement of the SDS Warrants, the issuance of the Units and Redemption Preferred Stock and the issuance and reservation for issuance of the Conversion Shares, Redemption Shares and Warrant Shares) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors, or any committee of the Board of Directors is required, and (iii) this Agreement, the Registration Rights Agreement and the Amended Warrants constitute, and, upon execution and delivery by the Company of the other Transaction Documents and any Certificate of Designation, Preferences and Rights for Redemption Preferred Stock (each such Certificate of Designation, Preferences and Rights, a “Redemption Certificate” and collectively, the “Redemption Certificates”), such Transaction Documents and the Redemption Certificate will constitute, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

(c) Stockholder Authorization. Neither the execution, delivery or performance by the Company of this Agreement, the other Transaction Documents, and the Redemption Certificates nor the consummation by it of the transactions contemplated hereby or thereby (including, without limitation, amendment and restatement of the SDS Warrants, the issuance of the Preferred Stock, Redemption Preferred Stock and Warrants or the issuance or reservation for issuance of the Conversion Shares, Redemption Shares and Warrant Shares) requires any consent or authorization of the Company’s stockholders, except that the issuance of the Conversion Shares, the Redemption Shares and the Warrant Shares and any other shares of Common Stock issuable in connection with the Preferred Stock, any series of Redemption Preferred Stock and the Warrants requires the approval of the Company’s stockholders pursuant to Rule 4350(i) promulgated by the National Association of Securities Dealers, Inc. (the “Stockholder Approval”).

(d) Capitalization. The capitalization of the Company as of the date hereof, including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s stock option plans, the number of shares issuable and reserved for issuance pursuant to securities (other than the Preferred Stock, Redemption Preferred Stock and the Warrants) exercisable or exchangeable for, or convertible into, any shares of capital stock and the number of shares to be reserved for issuance upon conversion of the Preferred Stock and exercise of the Warrants is set forth in Section 3(d) of the Disclosure Schedule. All of such outstanding shares of capital stock have been, or upon issuance in accordance with the terms of any such exercisable, exchangeable or convertible securities will be, validly issued, fully paid and non-assessable. No shares of capital stock of the Company (including the Conversion Shares, the Redemption Shares, the Warrant Shares and the shares of common stock underlying the Amended Warrants) are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances. Except for this Agreement, the Registration Rights Agreement, the Securities and as set forth in Section 3(d) of the Disclosure Schedule, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, nor are any such issuances, contracts, commitments, understandings or arrangements contemplated, (ii) there are no contracts, commitments, understandings or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of its or their securities under the Securities Act (except the Registration Rights Agreement); (iii) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem or otherwise acquire any security of the Company or any of its Subsidiaries; and (iv) the Company does not have any shareholder rights plan, “poison pill” or other anti-takeover plans or similar arrangements. Section 3(d) of the Disclosure Schedule sets forth all of the securities or instruments issued by the Company or any of its Subsidiaries that contain anti-dilution or similar provisions, and, except as and to the extent set forth thereon, the sale and issuance of the Securities and the issuance of Redemption Preferred Stock or Redemption Shares will not trigger any anti-dilution adjustments to any such securities or instruments. The Company has furnished to each Purchaser true and correct copies of the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof (the “Certificate of Incorporation”), the Company’s Bylaws as in effect on the date hereof (the “Bylaws”), and all other instruments and agreements governing securities convertible into or exercisable or exchangeable for capital stock of the Company which are not available to the Purchaser via EDGAR, all of which instruments and agreements are set forth in Section 3(d) of the Disclosure Schedule. Except as set forth in Section 3(d) of the Disclosure Schedule, the Company’s Certificate of Incorporation and Bylaws have not been amended since the date hereof and remain in full force and effect. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or any such Subsidiary.

(e) Issuance of Securities. On or prior to the Closing Date, the Units (and the securities comprising the Units) and Redemption Preferred Stock will be duly authorized and, upon issuance in accordance with the terms of this Agreement, (i) will be validly issued, fully paid and non-assessable and free from all taxes, liens, claims and encumbrances, (ii) will not be subject to preemptive rights, rights of first refusal or other similar rights of stockholders of the Company or any other person and (iii) will not impose personal liability on the holder thereof. On or prior to the Closing Date, Conversion Shares, Redemption Shares and Warrant Shares will be duly authorized and reserved for issuance, and, upon conversion of the Preferred Stock and Redemption Preferred Stock and upon exercise of the Warrants in accordance with the terms thereof, (x) will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances, (y) will not be subject to preemptive rights, rights of first refusal or other similar rights of stockholders of the Company or any other person and (z) will not impose personal liability upon the holder thereof.

(f) No Conflicts; Consents. The execution, delivery and performance of this Agreement, each Redemption Certificate and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, amendment and restatement of the SDS Warrants, the issuance of the Units and Redemption Preferred Stock and the issuance and reservation for issuance of the Conversion Shares, the Redemption Shares and the Warrant Shares in accordance with the terms of the Certificate of Designation, the Redemption Certificates and the Warrant, respectively) will not (i) result in a violation of the Certificate of Incorporation or Bylaws, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment (including, without limitation, the triggering of any anti-dilution provisions), acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws, rules and regulations; rules and regulations of any self-regulatory organizations to which either the Company or its securities are subject; the Communications Act of 1934, as amended (the “Communications Act”); and any state statute or administrative code sections applicable to public utilities, which collectively with the Communications Act are the “Regulatory Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iv) result in the revocation, cancellation, rescission or adverse modification of (A) any authorization, license or permit issued by the Federal Communications Commission (the “FCC”) or (B) any authorization or certification issued by a State Public Utility Commission (collectively the “Governing PUCs”) (except, with respect to clauses (ii) and (iii), for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not, individually or in the aggregate, have a Material Adverse Effect). Except (w) as may be required under the Securities Act in connection with the performance of the Company’s obligations under the Registration Rights Agreement, (x) for the filing of a Form D with the SEC, and (y) as may be required for compliance with applicable state securities or “blue sky” laws, the Company is not required to obtain any consent, approval, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency or other third party, including the FCC and Governing PUCs (including, without limitation, pursuant to any Material Contract (as defined in Section 3(h) below)), in order for it to execute, deliver or perform any of its obligations under this Agreement, the Redemption Certificates or any of the other Transaction Documents.

(g) Compliance. The Company is not in violation of its Certificate of Incorporation, Bylaws or other organizational documents and no Subsidiary is in violation of any of its organizational documents. Neither the Company nor any of its Subsidiaries is in default (and no event has occurred that with notice or lapse of time or both would put the Company or any of its Subsidiaries in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party (including, without limitation, the Material Contracts), except for actual or possible violations, defaults or rights that would not, individually or in the aggregate, have a Material Adverse Effect. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, including the Regulatory Laws, except for possible violations the sanctions for which either individually or in the aggregate have not had and would not have a Material Adverse Effect. Neither the Company, nor any of its Subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary has, in the course of his actions for, or on behalf of, the Company or any Subsidiary, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, provincial or foreign regulatory authorities, except where the failure to so possess such certificates, authorizations and permits would not have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any notice of any decree, ruling, injunction, action or proceeding (“Proceeding”) relating to the revocation or modification of any such certificate, authorization or permit and there is not issued or outstanding or, to the Company’s knowledge, any pending or threatened Proceeding, investigation or complaint with the FCC and Governing PUCs with respect to the Company or its Subsidiaries, except where such Proceeding, or pending or threatened Proceeding, investigation or complaint, would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have filed all reports, forms, applications and statements required to be filed with the FCC and Governing PUCs under the Regulatory Laws except where the failure to file such reports, forms, applications and statements would not have a Material Adverse Effect.

(h) SEC Documents, Financial Statements. Since December 31, 1998, the Company has timely filed (within applicable extension periods) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Securities Act and the reporting requirements of the Exchange Act (all of the foregoing filings and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective dates, the SEC Documents complied in all respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, except to the extent that a failure to so comply would not have a Material Adverse Effect, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings). As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto, except to the extent that a failure to so comply would not have a Material Adverse Effect. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto or, in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments). Except as set forth in the financial statements of the Company included in the Select SEC Documents (as defined below), the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of such financial statements and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in such financial statements, which liabilities and obligations referred to in clauses (i) and (ii), individually or in the aggregate, will not have a Material Adverse Effect. To the extent required by the rules and regulations of the SEC applicable thereto, the Select SEC Documents contain a complete and accurate list of all material undischarged written or oral contracts, agreements, leases or other instruments to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the properties or assets of the Company or any Subsidiary is subject (each, a “Material Contract”). Except as set forth in the Select SEC Documents, none of the Company, its Subsidiaries or, to the best knowledge of the Company, any of the other parties thereto is in breach or violation of any Material Contract, which breach or violation would have a Material Adverse Effect. For purposes of this Agreement, “Select SEC Documents” means the Company’s (A) Proxy Statement for its 2004 Annual Meeting, (B) Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the “2003 Annual Report”), (C) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 and Current Report on Form 8-K filed August 20, 2004.

(i) Internal Accounting Controls. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosures controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q, as the case may be, are being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of December 31, 2003 and September 30, 2004 (each such date, an “Evaluation Date”). The Company presented in the 2003 Annual Report and its most recently filed Quarterly Report on Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the respective Evaluation Date. Since the Evaluation Date for the 2003 Annual Report, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

(j) Absence of Certain Changes. Except as set forth in the Select SEC Documents, since December 31, 2003, there has been no adverse change and no adverse development in the business, properties, operations, prospects, financial condition or results of operations of the Company and its Subsidiaries, except for such changes or developments that would not have a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or receivership law, nor does the Company or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings with respect to the Company or any of its Subsidiaries.

(k) Transactions With Affiliates. Except as set forth in the Select SEC Documents, none of the officers, directors, or employees of the Company or any of its Subsidiaries is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services solely in their capacity as officers, directors or employees), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director, or employee has an ownership interest of five percent or more or is an officer, director, trustee or partner.

(l) Absence of Litigation. Except as disclosed in the Select SEC Documents, there is no action, suit, Proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body (including, without limitation, the SEC) pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or affecting the Company, any of its Subsidiaries, or any of their respective directors or officers in their capacities as such. To the Company’s knowledge, there are no facts which, if known by a potential claimant or governmental authority, could give rise to a claim or Proceeding which, if asserted or conducted with results unfavorable to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

(m) Tax Status. Except as set forth in the Select SEC Documents, the Company and each of its Subsidiaries has made or filed all foreign, U.S. federal, state, provincial and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, or those where the failure to so pay would not result in a Material Adverse Effect. There are no unpaid taxes in any amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim, except where the failure to so pay would not result in a Material Adverse Effect. The Company has not executed a waiver with respect to any statute of limitations relating to the assessment or collection of any foreign, federal, state, provincial or local tax. None of the Company’s tax returns is presently being audited by any taxing authority.

(n) Environmental Matters. There is no environmental litigation or other environmental Proceeding pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any governmental regulatory authority or others with respect to the current or any former business of the Company or any of its Subsidiaries or any partnership or joint venture currently or at any time affiliated with the Company or any of its Subsidiaries. No state of facts exists as to environmental matters or Hazardous Substances (as defined below) that involves the reasonable likelihood of resulting in a capital expenditure by the Company or any of its Subsidiaries that may result in a Material Adverse Effect. No Hazardous Substances have been treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by the Company or any of its Subsidiaries or by any partnership or joint venture currently or at any time affiliated with the Company or any of its Subsidiaries in violation of any applicable environmental laws. The environmental compliance programs of the Company and each of its Subsidiaries comply in all respects with all environmental laws, whether foreign, federal, state, provincial or local, currently in effect. For purposes of this Agreement, “Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any governmental authority to be capable of posing a risk of injury to health, safety, property or the environment.

(o) Listing. The Common Stock is currently listed for trading on the Nasdaq SmallCap Market (the “SmallCap Market”). Except as set forth in the Company’s Current Report on Form 8-K filed on August 20, 2004, the Company is not in violation of the listing requirements of the SmallCap Market, and neither the SEC nor the SmallCap Market has suspended or threatened to suspend trading in the Common Stock on the SmallCap Market.

(p) Form S-3 Eligibility. The Company is eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the Securities Act. There exist no facts or circumstances that would prohibit or delay the preparation and filing of a registration statement on Form S-3 with respect to the Registrable Securities (as defined in the Registration Rights Agreement). The Company has no basis to believe that its past or present independent public auditors will withhold their consent to the inclusion, or incorporation by reference, of their audit opinion concerning the Company’s financial statements which are to be included in the Registration Statement required to be filed pursuant to the Registration Rights Agreement.

(q) Anti-Takeover Provisions. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under its Certificate of Incorporation or the laws of the state of its incorporation which is or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities, Redemption Preferred Stock and the Redemption Shares and any and all Purchaser’s ownership of the Securities, Redemption Preferred Stock or Redemption Shares, including, without limitation, § 203 of the Delaware General Corporation Law.

(r) Acknowledgment Regarding Each Purchaser’s Purchase of the Securities. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and that no Purchaser is (i) an officer or director of the Company, or (ii) an “affiliate” of the Company (as defined in Rule 144 under the Securities Act (including any successor rule, “Rule 144”)). The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement, the Redemption Certificates or the other Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Purchaser or any of its representatives or agents in connection with this Agreement, the Redemption Certificates or the other Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement, the other Transaction Documents and, if necessary, the Redemption Certificate or Redemption Certificates, has been based solely on the independent evaluation by the Company and its representatives.

(s) No General Solicitation or Integrated Offering. Neither the Company nor any distributor participating on the Company’s behalf in the transactions contemplated hereby (if any) nor any person acting for the Company, or any such distributor, has conducted any “general solicitation” (as such term is defined in Regulation D) with respect to any of the Securities being offered hereby. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities being offered hereby under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act, which result of such integration would require registration under the Securities Act, or any applicable stockholder approval provisions.

(t) No Brokers. The Company has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by any Purchaser relating to this Agreement or the transactions contemplated hereby.

(u) Acknowledgment Regarding Securities. The number of Conversion Shares and Redemption Shares issuable upon conversion of the Preferred Stock and Redemption Preferred Stock, respectively, and the number of Warrant Shares issuable upon exercise of the Warrants may increase in certain circumstances. The Company’s directors and executive officers have studied and fully understand the nature of the Securities being sold hereunder. The Company acknowledges that its obligation to issue Conversion Shares upon conversion of the Preferred Stock in accordance with the terms thereof, Redemption Shares upon conversion of Redemption Preferred Stock in accordance with the terms thereof, and the Warrant Shares upon the exercise of the Warrants in accordance with the terms thereof is absolute and unconditional, regardless of the dilution that such issuance may have on the ownership interests of other stockholders and the availability of remedies provided for in any of the Transaction Documents or the Redemption Certificates relating to a failure or refusal to issue Conversion Shares, Redemption Shares or Warrant Shares. Taking the foregoing into account, as of the date hereof, the Company’s Board of Directors has determined in its good faith business judgment that the issuance of the Units hereunder and the consummation of the other transactions contemplated hereby are in the best interests of the Company and its stockholders.

(v) Disclosure. All information relating to or concerning the Company and/or any of its Subsidiaries set forth in this Agreement or provided to the Purchasers pursuant to Section 2(d) or otherwise in connection with the transactions contemplated hereby is true and correct in all respects and the Company has not omitted to state any fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading, except for information relating to facts or events that will not have a Material Adverse Effect. No event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial conditions, which has not been publicly disclosed but, under applicable law, rule or regulation, would be required to be disclosed by the Company in a registration statement filed on the date hereof by the Company under the Securities Act with respect to a primary issuance of the Company’s securities.

(w) Con Ed Assets. To the Company’s knowledge, each reference to the Con Ed Assets in the Con Ed Agreement is accurate. To the best of the Company’s knowledge, there is not issued, outstanding, pending or threatened any investigation or complaint with the FCC and Governing PUCs with respect to the Con Ed Assets, and Con Ed Holdings has filed all reports, forms, applications and statements required to be filed with the FCC and Governing PUCs under the Regulatory Laws.

4.	COVENANTS.

(a) Best Efforts. The parties shall use their respective best efforts timely to satisfy each of the conditions described in Sections 6 and 7 of this Agreement.

(b) Form D; Blue Sky Laws. The Company shall file with the SEC a Form D with respect to the Securities as required under Regulation D and provide a copy thereof to each Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to each Purchaser pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States or obtain exemption therefrom, and shall provide evidence of any such action so taken to each Purchaser on or prior to the Closing Date. Within four business days after the date hereof, the Company shall file a Form 8-K with the SEC concerning this Agreement and the transactions contemplated hereby, which Form 8-K shall attach this Agreement and its Exhibits as exhibits to such Form 8-K (the “8-K Filing”). As of the date of the 8-K Filing, the Company hereby acknowledges that no Purchaser shall be in possession of any material nonpublic information received from the Company, any of its Subsidiaries or any of its or their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents not to, provide any Purchaser with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the 8-K Filing without the express written consent of such Purchaser; provided, however, that a Purchaser that exercises its rights under Section 4(i) shall be deemed to have given such express written consent. In the event of a breach of the foregoing covenant by the Company, any of its Subsidiaries or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the other Transaction Documents, a Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by the Company, its Subsidiaries or any of its or their respective officers, directors, employees or agents. No

Purchaser shall have any liability to the Company, its Subsidiaries or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure. Subject to the foregoing, neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of any Purchaser, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) each Purchaser shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).

(c) Reporting Status. So long as at least 5% of the Preferred Stock or any series of Redemption Preferred Stock remains outstanding, but in any event for at least three years following the Closing, the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. In addition, the Company shall take all commercially reasonable actions necessary to meet the “registration eligibility” requirements set forth in the general instructions to Form S-3 or any successor form thereto, to continue to be eligible to register the resale of its Common Stock on a registration statement on Form S-3 under the Securities Act.

(d) Use of Proceeds. The Company shall use the proceeds from the sale and issuance of the Units solely for the purposes set forth in Section E of the Background portion of this Agreement.

(e) Reservation of Shares. The Company currently has authorized and reserved for the purpose of issuance 100,000,000 shares of Common Stock to provide for the full conversion of the Preferred Stock and Redemption Preferred Stock (the shares of Common Stock issuable upon conversion of Redemption Preferred Stock are referred to herein as the “Redemption Shares”) and issuance of the Conversion Shares and Redemption Shares in connection therewith, the full exercise of the Warrants and the issuance of the Warrant Shares in connection therewith and as otherwise required by the Preferred Stock, any series of Redemption Preferred Stock, the Warrants and the Registration Rights Agreement (collectively, the “Issuance Obligations”). In the event such number of shares becomes insufficient to satisfy the Issuance Obligations, the Company shall take all necessary action to authorize and reserve such additional shares of Common Stock necessary to satisfy the Issuance Obligations.

(f) Listing.

(i) At least fifteen days prior to the Closing Date, the Company shall file a Listing of Additional Shares Application (the “Shares Application”) with Nasdaq that shall include copies of the Transaction Documents, and, as of the Closing Date, the Company shall not have received notice of a rejection of such application with respect to the listing of the Conversion Shares and the Warrant Shares on the SmallCap Market. Upon any issuance of Redemption Preferred Stock, the Company shall amend the Shares Application or file an additional Listing of Additional Shares Application with Nasdaq regarding the Redemption Shares applicable thereto.

(ii) So long as any Purchasers (or any of their respective affiliates) beneficially own any of the Securities, Redemption Preferred Stock or Redemption Shares, the Company shall (i) list, and maintain the listing of, all Conversion Shares, Redemption Shares and Warrant Shares from time to time issuable upon conversion of the Preferred Stock and Redemption Preferred Stock and upon exercise of the Warrants on the SmallCap Market, (ii) maintain the listing and trading of its Common Stock on the SmallCap Market, and (iii) shall comply in all respects with the reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers, Inc. (the “NASD”). The Company shall promptly provide to each Purchaser copies of any notices it receives regarding the continued eligibility of the Common Stock for trading on the SmallCap Market.

(g) Corporate Existence. So long as at least 5% of the Preferred Stock or any series of Redemption Preferred Stock remains outstanding, but in any event for at least three years following the Closing, the Company shall maintain its corporate existence, and in the event of a merger, consolidation or sale of all or substantially all of the Company’s assets, the Company shall ensure that the surviving or successor entity in such transaction (i) assumes the Company’s obligations under this Agreement, any Redemption Certificate and the other Transaction Documents and the agreements and instruments entered into in connection herewith and therewith regardless of whether or not the Company would have had a sufficient number of shares of Common Stock authorized and available for issuance in order to effect the conversion of all the Preferred Stock and Redemption Preferred Stock and exercise in full of all Warrants outstanding as of the date of such transaction and (ii) except in the event of a merger, consolidation of the Company into any other corporation, or the sale or conveyance of all or substantially all of the assets of the Company where the consideration consists solely of cash, the surviving or successor entity is a publicly traded corporation whose common stock is listed for trading on the SmallCap Market, the National Market, the NYSE or the AMEX.

(h) No Integrated Offerings. The Company shall not make any offers or sales of any security (other than the Securities) under circumstances that would require registration of the Securities being offered or sold hereunder under the Securities Act or cause this offering of the Securities to be integrated with any other offering of securities by the Company for purposes of any stockholder approval provision applicable to the Company or its securities.

(i) Legal Compliance. The Company shall conduct its business and the business of its Subsidiaries in compliance with all statutes, rules, executive orders, laws, ordinances or regulations (“Governmental Regulations”) of governmental entities applicable to such businesses, including the Regulatory Laws, except where the failure to do so would not have a Material Adverse Effect.

(j) Redemptions, Dividends and Repayments of Indebtedness. From the date hereof until the Closing (assuming for purposes of this Section 4(j) that the Preferred Stock was outstanding as of the date hereof), and thereafter, for so long as at least 5% of the Preferred Stock or any series of Redemption Preferred Stock remains outstanding, the Company shall not, without first obtaining the written approval of the holders of a majority of the shares of Preferred Stock and Redemption Preferred Stock then outstanding (which approval may be given or withheld by such holders in their sole and absolute discretion), repurchase, redeem or declare or pay any cash dividend or distribution on any shares of capital stock of the Company.

(k) Information. The Company shall keep at its principal executive office a true copy of this Agreement (as at the time in effect), and cause the same to be available for inspection at such office during normal business hours by any holder of Securities, Redemption Preferred Stock or Redemption Shares or any prospective transferee of Securities, Redemption Preferred Stock or Redemption Shares designated by a holder thereof.

(l) Inspection of Properties and Books. From the date hereof until the Closing, and thereafter, for so long as any of the Preferred Stock or Redemption Preferred Stock remains outstanding, each Purchaser and its representatives and agents (collectively, the “Inspectors”) shall have the right, at such Purchaser’s expense, to visit and inspect any of the properties of the Company and of its Subsidiaries, to examine the books of account and records of the Company and of its Subsidiaries, to make or be provided with copies and extracts therefrom, to discuss the affairs, finances and accounts of the Company and of its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (and by this provision the Company authorizes such accountants to discuss such affairs, finances and accounts, whether or not a representative of the Company is present) all at such reasonable times and intervals and to such reasonable extent as the Purchasers may desire; provided, however, that each Inspector shall hold in confidence and shall not make any disclosure (except to such Purchaser) of any such information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (i) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement filed pursuant to the Registration Rights Agreement, (ii) the release of such information is ordered pursuant to a subpoena or other order from a court or government body of competent jurisdiction, or (iii) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement. Each Purchaser agrees that it shall, upon learning that disclosure of such information is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the information deemed confidential. In each case above, the Company shall be deemed to have satisfied its obligations under this Section 4(l) so long as it employs commercially reasonable efforts to allow each Purchaser to exercise its rights set forth in this Section 4(l).

(m) Shareholders Rights Plan. No claim shall be made or enforced by the Company that any Purchaser is an “Acquiring Person” under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities, Redemption Preferred Stock or Redemption Shares under this Agreement, a Redemption Certificate or any other Transaction Documents or under any other agreement between the Company and the Purchasers.

(n) Pledge of Securities. The Company acknowledges and agrees that the Securities, the Redemption Preferred Stock and the Redemption Shares may be pledged by any Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities, Redemption Preferred Stock or Redemption Shares. The pledge of Securities, Redemption Preferred Stock or Redemption Shares shall not be deemed to be a transfer, sale or assignment of the Securities, the Redemption Preferred Stock or the Redemption Shares hereunder, and no Purchaser effecting a pledge of Securities, Redemption Preferred Stock or Redemption Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement, any Redemption Certificate or any other Transaction Document. The Company shall execute and deliver such documentation as a pledgee of the Securities, Redemption Preferred Stock or Redemption Shares may reasonably request in connection with a pledge of the Securities, the Redemption Preferred Stock or the Redemption Shares to such pledgee by a Purchaser.

(o) Variable Securities. From the date hereof until the Closing (assuming for purposes of this Section 4(o) that the Preferred Stock was outstanding as of the date hereof), and thereafter, for so long as at least 5% of the Preferred Stock or any series of Redemption Preferred Stock remains outstanding, the Company shall not, without first obtaining the written approval of the holders of a majority of the shares of Preferred Stock and Redemption Preferred Stock then outstanding (which approval may be given or withheld by such holders in their sole and absolute discretion), issue or sell any rights, warrants or options to subscribe for or purchase Common Stock, or any other securities directly or indirectly convertible into or exchangeable or exercisable for Common Stock, at an effective conversion, exchange or exercise price that varies or may vary with the market price of the Common Stock. For the sake of clarity, this paragraph shall not prohibit the Company from issuing securities that have a conversion, exchange or exercise price that is fixed and has adjustment to such price based on (i) splits, dividends or other similar corporate actions, or (ii) future issuance antidilution protection.

(p) Expenses. Upon the signing of this Agreement, the Company shall pay to each Purchaser or each Purchaser’s designee reimbursement for the out-of-pocket expenses reasonably incurred by such Purchaser, its affiliates and its or their advisors up through the date hereof in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, each Purchaser’s and their respective affiliates’ and advisors’ reasonable due diligence and attorneys’ fees and expenses (the “Expenses”). In addition, from time to time thereafter, upon any Purchaser’s written request, the Company shall pay to such Purchaser such additional Expenses, if any, not covered by such payment, in each case to the extent reasonably incurred by such Purchaser, its affiliates or its or their advisors in connection with the negotiation, preparation, execution and delivery of this Agreement, any Redemption Certificate and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(q) Stockholder Approval. The Company shall call a meeting of its stockholders (the “First Stockholder Meeting”) to be held as promptly as practicable (but in any event no later than 60 days from the date hereof) for the purpose of obtaining Stockholder Approval. The Company shall, upon filing the applicable proxy statement with the SEC, (i) recommend to its stockholders approval of such matters sufficient to obtain Stockholder Approval, (ii) use its best efforts to solicit from its stockholders proxies in favor of such matters, and (iii) vote such proxies, and use its best efforts to cause all “affiliates” (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of the Company to vote any shares of Common Stock beneficially owned by such persons or entities (or cause such shares to be voted), in favor of such matters. In connection with its obtaining Stockholder Approval, the Company shall file with the SEC all statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, and prior to each such filing, shall provide the Purchasers a reasonable period of time to review and comment on the information included therein. If Stockholder Approval has not been obtained within 60 days of the date hereof, the Company shall immediately notify the Purchasers of such failure, and the Company and its Board of Directors shall continue to use best efforts to obtain Stockholder Approval and shall include in the Company’s proxy materials for the next annual meeting of the Company’s stockholders (the “Second Stockholder Meeting”), and for each successive annual meeting of the Company’s stockholders until Stockholder Approval is obtained, a request for Stockholder Approval, and, unless the Board of Directors receives an opinion of counsel advising that such recommendation would constitute a breach of the Directors’ fiduciary duties imposed by applicable law, shall recommend without qualification that the Company’s stockholders vote in favor of such approval. All expenses related to the solicitation of proxies with respect to, or otherwise incurred in connection with, obtaining Stockholder Approval shall be borne by the Company. If Stockholder Approval is not been obtained at the First Stockholder Meeting, the Second Stockholder Meeting shall be held as promptly as practicable (but in any event no later than May 15, 2005).

(r) Subsequent Offerings. On or before the Closing Date, the Purchasers shall have a right of first refusal to participate on a pro rata basis, in accordance with their respective subscriptions to the Purchase Price, in any offering (“Subsequent Offering”) by the Company of (i) equity or equity-linked securities, or (ii) debt which is convertible into equity or in which there is an equity component (“Additional Securities”) on the same terms and conditions as offered by the Company to the other purchasers of such Additional Securities, or, if offered solely to the Purchasers, on terms and conditions agreeable to the Company and the Purchasers. At the option of each Purchaser, such Purchaser’s subscription to purchase Units pursuant to this Agreement shall be reduced dollar for dollar to the extent of such Purchaser’s participation in any Subsequent Offering, provided, however, in such event, the funds invested in the Subsequent Offering shall be set aside and designated by the Company for use pursuant to Section 4(d). If the total subscription amount for Units has been reduced to zero pursuant to this Section 4(r), this Agreement shall terminate and be of no further force and effect. Notwithstanding the foregoing, the participation rights granted in this Section 4(r) shall not be applicable to: (A) the issuance of shares of Common Stock upon the exercise or conversion of the Company’s options, warrants or other securities outstanding as of the date hereof in accordance with the terms of such options or warrants or other securities as in effect on the date hereof; (B) the grant of options to purchase Common Stock, with exercise prices not less than the market price of the Common Stock on the date of grant, which are issued to employees, officers, directors or consultants of the Company for the primary purpose of soliciting or retaining their employment or service pursuant to an equity compensation plan approved by the Company’s Board of Directors, and the issuance of shares of Common Stock upon the exercise thereof; (C) the issuance of the Preferred Stock, the

Warrants and the Amended Warrants pursuant hereto, the Conversion Shares upon conversion of the Preferred Stock and the Warrant Shares upon exercise of the Warrants; (D) issuances of Common Stock, or warrants or options exercisable for Common Stock, in connection with a strategic arrangement or alliance to building licensors, landlords, carriers, joint venture partners, vendors, consultants, lessors or lenders, or issued in connection with acquisitions so long as such issuances are not for the purpose of raising capital; (E) issuances of Common Stock, or warrants or options exercisable for Common Stock, in connection with strategic license agreements so long as such issuances are not for the purpose of raising capital; (F) issuances of Common Stock, or warrants or options exercisable for Common Stock, to acquisition candidates; (G) issuances of Common Stock, or warrants or options exercisable for Common Stock, for fees paid to an investment banker or advisor; (H) issuances of Common Stock, or warrants or options exercisable for Common Stock, in public secondary offerings; or (I) issuances or deemed issuances of Common Stock, or warrants or options exercisable for Common Stock, in connection with a repricing or adjustment to the exercise price of any outstanding options or warrants outstanding on the Closing Date, provided, however, that the number of shares of Common Stock issued or exercisable pursuant to subsections D through I above shall not exceed 5,000,000 in the aggregate.

(s) Future Financing. After the date hereof and on or before the Closing Date, the Company may conduct a Subsequent Offering based on market conditions then existing, which Subsequent Offering shall (i) be of a size sufficient to permit the Purchasers to exercise their rights to participate under Section 4(r) to the full extent of the Purchase Price and (ii) be conducted on commercially reasonable terms and conditions and include customary documentation.

(t) Con-Ed Transaction. The Company shall immediately notify the Purchasers if, in its reasonable discretion, the transaction contemplated by the Con-Ed Agreement will not be consummated. If on or prior to the date that is eighteen (18) months from the date of the Con Ed Agreement, the transaction contemplated by the Con-Ed Agreement has not been consummated, this Agreement shall terminate on such date without any further obligation on the part of the parties hereto, except for the obligations set forth in Section 4(p) above, which shall survive termination pursuant to this Section 4(t).

(u) Delivery of Securities. At the Closing, the Company shall deliver to such Purchaser duly executed certificates representing the Preferred Stock and Warrants for the number of Units being purchased by such Purchaser (each in such denominations as such Purchaser shall request), registered in such Purchaser’s name.

(v) Delivery of Amended Warrants. Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to SDS Capital Group SPC, Ltd. the Amended Warrants.

(w) Legal Opinions. At the Closing, the Company shall deliver to the Purchasers opinions of the Company’s transaction counsel and special communications counsel, dated as of the Closing Date, in the forms attached hereto as Exhibit G, and Exhibit H, respectively.

(x) Secretary’s Certificate. At the Closing, the Company shall provide the Purchasers with a copy of resolutions, duly adopted by the Board of Directors of the Company, which shall then be in full force and effect, (i) authorizing the execution, delivery and performance by the Company of this Agreement, the Redemption Certificates and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby, and (ii) determining that no “change of control” has occurred or will occur within the meaning of the Company’s Equity Incentive Plan as a result of the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, certified as such by the Secretary or Assistant Secretary of the Company, and such other documents as the Purchasers may reasonably request in connection with the Closing.

(y) Filing of Certificate of Designation. Prior to Closing, the Company shall have filed the Certificate of Designation with the Secretary of State of the State of Delaware and provided to the Purchasers a copy thereof certified by the Secretary of State of the State of Delaware.

(z) Waivers. On or prior to the Closing Date, the Company shall have obtained all consents necessary to waive the rights disclosed in Schedule 3(d) of the Disclosure Schedule other than (i) those set forth in paragraphs 3 and 4 thereof, and (ii) those that have been obtained by the Company prior to the date hereof and which are, and shall remain, in full force and effect through the Closing Date.

(aa) Con Ed Assets. The Con Ed Agreement shall not be amended, modified or changed without the prior written consent of the Purchasers, and both the Company and Con Ed will perform, satisfy and comply with, in all material respects (without giving effect to any waiver, amendment or modification thereof by the Company or Con Ed without the prior written consent of the Purchasers, which such consent may not be unreasonably withheld or delayed), all covenants, agreements and conditions required by the Con Ed Agreement to be performed, satisfied or complied with by the Company and Con Ed at or prior to closing under the Con Ed Agreement, and the parties shall close thereunder on the business day immediately following the Closing Date. Notwithstanding anything in the foregoing to the contrary, this Section 4(aa) shall not require the prior written consent of the Purchasers for any waiver of the requirements contained in the following sections of the Con Ed Agreement: (i) Sections 3.2, 6.10, and 6.18 (to the extent such requirements inure solely to the benefit of Con Ed), and (ii) Section 8.2 (other than those regarding the obligations set forth in Section 6.5 thereof).

(bb) Prohibited Corporate Actions. From the date hereof until the Closing, the Company shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the prior written approval of SDS Capital Partners, LLC:

(i) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Preferred Stock or any series of Redemption Preferred Stock;

(ii) issue any shares of Preferred Stock other than pursuant to this Agreement or another agreement in the same form, and with exactly the same terms, as this Agreement, including any attachments or exhibits hereto;

(iii) increase the par value of the Common Stock;

(iv) issue any debt securities or incur any indebtedness including, but not limited to, capital lease obligations or increases or changes to currently existing indebtedness that would have any preferences over the Preferred Stock or any series of Redemption Preferred Stock upon liquidation of the Company, unless (y) after taking into account amounts currently outstanding, the Company would have, in the aggregate, less than $10,000,000 in capital lease obligations and $35,000,000 in other indebtedness (including, but not limited to, obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities), and (z) such debt securities are issued to, or such indebtedness is incurred with a commercial bank, a savings and loan association, a savings bank, a finance company, insurance company, traditional mezzanine fund or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business (each, an “Eligible Lender”); provided, however, that this subsection (z) shall not apply to any amendment, restatement, modification, renewal, refunding, replacement or refinancing of the Credit Agreement;

(v) create or issue any capital stock of the Company specifically ranking, by its terms, senior to the Preferred Stock or any series of Redemption Preferred Stock;

(vi) enter into any agreement (other than the Con Ed Agreement), commitment, understanding or other arrangement to take any of the foregoing actions;

(vii) cause or authorize any subsidiary of the Company to engage in any of the foregoing actions.

The prohibitions under this Section 4(bb) will govern as if the Preferred Stock or any Series of Redemption Preferred Stock had been issued and was currently outstanding as of the date hereof.

(cc) Upon the occurrence of a Redemption Event under the Certificate of Designation, each Purchaser then holding Preferred Stock may elect, as an alternative to its right to receive the Redemption Amount in accordance with Article VIII.A of the Certificate of Designation, to exchange all of the then outstanding shares of Preferred Stock held by such Purchaser (each such Purchaser is referred to in this Section 4(cc) as an “Electing Purchaser”) for an equal number of shares of a new series of preferred stock of the Company (shares of preferred stock issued pursuant to this Section 4(cc), regardless of the respective series of preferred stock, are referred to herein, collectively, as “Redemption Preferred Stock”), plus an additional number of shares of Redemption Preferred Stock (rounded to the nearest share in lieu of any fractional amounts) equal to an amount determined by dividing all accrued and unpaid dividends or amounts due under the Registration Rights Agreement to such Electing Purchaser by the Face Amount of the Preferred Stock.

(i) An Electing Purchaser shall indicate its intention to exercise its rights under this Section 4(cc) in its Redemption Notice to the Company.

(ii) The rights, preferences and privileges of the Redemption Preferred Stock (as set forth in the Redemption Certificate for such series of Redemption Preferred Stock) shall be identical to the rights, preferences and privileges of the Preferred Stock (as set forth in the Certificate of Designation), except that the conversion price of such series of Redemption Preferred Stock shall be equal to the lesser of (x) the average Closing Sales Price of the Common Stock during the five trading days immediately preceding the date of the first Redemption Notice received by the Company from an Electing Purchaser after such Redemption Event (the “Initial Redemption Notice”) and (y) the average Closing Sales Price of the Common Stock during the five trading days immediately following the Company’s public announcement, if any, of such Redemption Event (the “Redemption Announcement Date”). Immediately following its receipt of a Redemption Notice, the Company shall determine whether, in its reasonable judgment, it is obligated under applicable securities laws to publicly disclose, though the filing of a Form 8-K or otherwise, the occurrence of a Redemption Event. If the Company determines that such obligation exists, it shall so disclose in accordance with such laws. If the Company determines that such disclosure is not required, the Redemption Announcement Date shall be the date of the Company’s receipt of the Initial Redemption Notice and the conversion price for the new series of Redemption Preferred Stock shall be the average Closing Sales Price of the Common Stock during the five trading days immediately preceding such date.

(iii) Within five business days of the Redemption Announcement Date, the Company shall (y) file a Redemption Certificate with the Secretary of State of the State of Delaware and provide to each Electing Purchaser a copy thereof certified by the Secretary of State of the State of Delaware and (z) deliver to each such Electing Purchaser duly executed certificates representing the amount of Redemption Preferred Stock due to each such Electing Purchaser pursuant to this Section 4(cc) (each in such denominations as such Electing Purchaser shall request), registered in each such Electing Purchaser’s name.

(iv) If an Electing Purchaser fails to receive shares of Redemption Preferred Stock in accordance with this Section 4(cc), the Electing Purchaser shall be entitled to the default remedies set forth in Article VIII.C. of the Certificate of Designation as if such Electing Purchaser had sought to redeem its shares of Preferred Stock for the Redemption Amount and had failed to receive such amount in accordance with Article VIII.C.

(v) Upon exchange of Preferred Stock for Redemption Preferred Stock in accordance with this Section4(cc), holders of Redemption Preferred Stock shall remain entitled to the Participation Rights set forth in Section 8 below, the Exchange Rights set forth in Section 9 below and any other rights specifically granted to holders of Redemption Preferred Stock herein.

(vi) For purposes of this Section 4(cc), the term “trading days” and any capitalized terms used in this Section 4(cc) that are not otherwise defined in this Agreement shall have the meanings given to such terms in the Certificate of Designation.

5.	SECURITIES TRANSFER MATTERS.

(a) Conversion and Exercise. Upon conversion of the Preferred Stock and Redemption Preferred Stock and upon exercise of the Warrants by any person, (i) if the DTC Transfer Conditions (as defined below) are satisfied, the Company shall cause its transfer agent to electronically transmit all Conversion Shares, Redemption Shares and Warrant Shares, as applicable, by crediting the account of such person or its nominee with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission system; or (ii) if the DTC Transfer Conditions are not satisfied, the Company shall issue and deliver, or instruct its transfer agent to issue and deliver, certificates (subject to the legend and other applicable provisions hereof and in the Certificate of Designation, any Redemption Certificate, and the Warrants), registered in the name of such person or its nominee, physical certificates representing the Conversion Shares, Redemption Shares and Warrant Shares, as applicable. Even if the DTC Transfer Conditions are satisfied, any person effecting a conversion of Preferred Stock or Redemption Preferred Stock or exercising Warrants may instruct the Company to deliver to such person or its nominee physical certificates representing the Conversion Shares, Redemption Shares and Warrant Shares, as applicable, in lieu of delivering such shares by way of DTC Transfer. For purposes of this Agreement, “DTC Transfer Conditions” means that (A) the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer program and (B) the certificates for the Conversion Shares, Redemption Shares or Warrant Shares required to be delivered do not bear a legend and the person effecting such conversion or exercise is not then required to return such certificate for the placement of a legend thereon.

(b) Transfer or Resale. Each Purchaser understands that (i) except as provided in the Registration Rights Agreement, the sale or resale of the Securities, Redemption Preferred Stock and Redemption Shares have not been and are not being registered under the Securities Act or any state securities laws, and the Securities, Redemption Preferred Stock and Redemption Shares may not be transferred unless (A) the transfer is made pursuant to and as set forth in an effective registration statement under the Securities Act covering the Securities, the Redemption Preferred Stock or the Redemption Shares, as applicable; or (B) such Purchaser shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Securities, Redemption Preferred Stock or Redemption Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (C) sold under and in compliance with Rule 144; or (D) sold or transferred to an affiliate of such Purchaser that agrees to sell or otherwise transfer the Securities, Redemption Preferred Stock or Redemption Shares, as applicable, only in accordance with the provisions of this Section 5(b); and (ii) neither the Company nor any other person is under any obligation to register such Securities, Redemption Preferred Stock and Redemption Shares under the Securities Act or any state securities laws (other than pursuant to the terms of the Registration Rights Agreement). Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities, Redemption Preferred Stock and Redemption Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement, provided such pledge is consistent with applicable laws, rules and regulations.

(c) Legends. Each Purchaser understands that the Preferred Stock, Redemption Preferred Stock and the Warrants and, until such time as the sale of the Conversion Shares, Redemption Shares and the Warrant Shares has been registered under the Securities Act (including registration pursuant to Rule 416 thereunder) as contemplated by the Registration Rights Agreement or until such time as the Conversion Shares, Redemption Shares and the Warrant Shares are otherwise sold by such Purchaser under Rule 144, the certificates for the Conversion Shares, Redemption Shares and the Warrant Shares may bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

The Company shall, immediately prior to a registration statement covering the Securities or Redemption Shares (including, without limitation, the Registration Statement(s) contemplated by the Registration Rights Agreement) being declared effective, deliver to its transfer agent an opinion letter of counsel, opining that at any time such registration statement is effective, the transfer agent shall issue, in connection with the issuance of Conversion Shares, Redemption Shares or Warrant Shares, certificates representing such Conversion Shares, Redemption Shares or Warrant Shares without the restrictive legend above, provided such Conversion Shares, Redemption Shares or Warrant Shares are to be sold pursuant to the prospectus contained in such registration statement. Upon receipt of such opinion, the Company shall cause the transfer agent to confirm, for the benefit of the holders, that no further opinion of counsel is required at the time of transfer in order to issue such shares without such restrictive legend.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Security, share of Redemption Preferred Stock or Redemption Share, upon which it is stamped, if, unless otherwise required by state securities laws, (i) the sale of such Security, share of Redemption Preferred Stock or Redemption Share is registered under the Securities Act (including registration pursuant to Rule 416 thereunder); (ii) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security, share of Redemption Preferred Stock or Redemption Share may be made without registration under the Securities Act; or (iii) such holder provides the Company with reasonable assurances that such Security, share of Redemption Preferred Stock or Redemption Share can be sold under Rule 144. In the event the above legend is removed from any Security, share of Redemption Preferred Stock or Redemption Share and thereafter the effectiveness of a registration statement covering such Security, share of Redemption Preferred Stock or Redemption Share is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then upon reasonable advance written notice to such Purchaser the Company may require that the above legend be placed on any such Security, share of Redemption Preferred Stock or Redemption Share that cannot then be sold pursuant to an effective registration statement or under Rule 144 and such Purchaser shall cooperate in the replacement of such legend. Such legend shall thereafter be removed when such Security, share of Redemption Preferred Stock or Redemption Share may again be sold pursuant to an effective registration statement or under Rule 144.

(d) Transfer Agent Instruction. Upon compliance by any Purchaser with the provisions of this Section 5 with respect to the transfer of any Securities, Redemption Preferred Stock or Redemption Shares, the Company shall permit the transfer of such Securities, Redemption Preferred Stock or Redemption Shares, and, in the case of the transfer of Conversion Shares, Redemption Shares or Warrant Shares, promptly instruct its transfer agent to issue one or more certificates (or effect a DTC Transfer) in such name and in such denominations as specified by such Purchaser. The Company shall not give any instructions to its transfer agent with respect to the Securities, Redemption Preferred Stock or Redemption Shares other than any permissible or required instructions provided in this Section 5, and the Securities, Redemption Preferred Stock and Redemption Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement.

6.	CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL.

The obligation of the Company hereunder to issue and sell the Units to each Purchaser hereunder is subject to the satisfaction, at or before the Closing, of each of the following conditions as to such Purchaser, provided that such conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

(a) Execution of Transaction Documents. Each Purchaser shall have executed such Purchaser’s execution page to the Registration Rights Agreement and delivered the same to the Company.

(b) Payment of Purchase Price. Each Purchaser shall have delivered the full amount of such Purchaser’s Purchase Price to the Company by wire transfer in accordance with the Company’s written wiring instructions.

(c) Representations and Warranties True; Covenants Performed. The representations and warranties of each Purchaser shall be true and correct as of the date hereof and true and correct in all material respects as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date), and such Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to Closing or on or prior to the Closing Date.

(d) No Legal Prohibition. There shall not be in effect any (i) Governmental Regulation, (ii) temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition, or (iii) action or proceeding, that prevents or restricts, or could reasonably be expected to prevent or restrict, the consummation of any of the transactions contemplated by this Agreement.

7.	CONDITIONS TO EACH PURCHASER’S OBLIGATION TO PURCHASE.

The obligation of each Purchaser hereunder to purchase the Units for which it is subscribing from the Company hereunder is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that such conditions are for each Purchaser’s individual and sole benefit and may be waived by any Purchaser as to such Purchaser at any time in such Purchaser’s sole discretion:

(a) Execution of Transaction Documents. The Company shall have executed the Company’s execution pages to the Warrants, the Registration Rights Agreement and the Amended Warrants and delivered executed originals of the same to each Purchaser.

(b) Representations and Warranties True; Covenants Performed. The representations and warranties of the Company shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for (i) representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date and (ii) any breaches of any representation or warranty as of the Closing Date as a result of events or conditions that occurred during the period between the date hereof and the Closing Date which, individually or in the aggregate, have not had any Material Adverse Effect (provided, however, that any Material Adverse Effect, materiality or similar qualifier contained in any representation or warranty or portion thereof shall be disregarded for purposes of determining whether such representation or warranty has been breached for purposes this clause (ii)) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to Closing or on or prior to the Closing Date.

(c) Officer Certificate. Such Purchaser shall have received a certificate, executed by the Chief Executive Officer of the Company after reasonable investigation, dated as of the Closing Date: (i) certifying as to Section 7(b) above, (ii) setting forth any breaches of any representation or warranty as of the Closing Date as a result of events or conditions that occurred during the period between the date hereof and the Closing Date, and (iii) providing such other matters as may reasonably be requested by such Purchaser.

(d) No Legal Prohibition. There shall not be in effect any (i) Governmental Regulation, (ii) temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition, or (iii) action or proceeding, that prevents or restricts, or could reasonably be expected to prevent or restrict, the consummation of any of the transactions contemplated by this Agreement.

(e) Consummation of Con Ed Transaction. Both Con Ed and the Company shall have the good faith intention to close under the Con Ed Agreement on the business day immediately following the Closing Date. For the sake of clarity, this means that, consistent with Section4(aa), (i) the Company shall be willing and able to purchase, and Con Ed shall be willing and able to sell, the Con Ed Holdings Stock and, (ii) both Con Ed and the Company shall be willing and able to consummate all other transactions contemplated by the Con Ed Agreement to be consummated as of or prior to the closing thereunder. The Company shall have received a certificate executed by the Chief Executive Officer of the Company after reasonable investigation, dated as of the Closing Date, to the foregoing effect.

8.	PARTICIPATION RIGHT.

(a) Subject to the terms and conditions specified in this Section 8, until the first anniversary of the Closing Date, the holders of shares of Preferred Stock or Redemption Preferred Stock shall have a right to participate with respect to the issuance or possible issuance of any Additional Securities on the same terms and conditions as offered by the Company to the other purchasers of such Additional Securities.

(b) Each time the Company proposes to offer any Additional Securities, the Company shall make an offering of such Additional Securities to each holder of shares of Preferred Stock or Redemption Preferred Stock in accordance with the following provisions:

(i) The Company shall deliver a notice (the “Issuance Notice”) to the Purchasers at least 20 days prior to any sale of Additional Securities, and such Issuance Notice shall state (a) its bona fide intention to offer such Additional Securities, (b) the number of such Additional Securities to be offered, (c) the price (the “Offering Price”) and terms, if any, upon which it proposes to offer such Additional Securities, and (d) the anticipated closing date of the sale of such Additional Securities.

(ii) By written notification received by the Company, within 15 business days after giving of the Issuance Notice, any holder of shares of Preferred Stock or Redemption Preferred Stock may elect to purchase or obtain, at the Offering Price and on the terms specified in the Issuance Notice (provided that if the Offering Price is to be paid in whole or in part in consideration other than cash, the holders of Preferred Stock or Redemption Preferred Stock exercising their rights hereunder shall have the option to pay such consideration in cash equal to the fair market value of such non-cash consideration (valued in accordance with the method set forth in Article XI.E(ii) of the Certificate of Designations or such comparable provision of the Redemption Certificates, as applicable), up to that number of such Additional Securities equal to 50% of the Purchase Price set forth in such holder’s signature page to this Agreement divided by the Offering Price.

(iii) If the total number of securities elected to be purchased by the holders of Preferred Stock or Redemption Preferred Stock pursuant to this Section 8 is greater than the number of Additional Securities offered by the Company, the Company shall promptly, in writing, inform each holder electing to participate hereunder (a “Participating Holder”), and each Participating Holder shall be entitled to obtain that portion of the Additional Securities equal to the proportion that the number of shares of Preferred Stock or Redemption Preferred Stock held by such Participating Holder bears to the total number of shares of Preferred Stock and Redemption Preferred Stock held by all Participating Holders.

(iv) The Company shall promptly, in writing, inform each holder of shares of Preferred Stock or Redemption Preferred Stock which elects to purchase all of the Additional Shares available to it under this Section 8 (“Fully-Exercising Holder”) of any other holder’s failure to do likewise. During the five-day period commencing after such information is given, each Fully-Exercising Holder shall be entitled to obtain that portion of the Additional Securities for which the holders of shares of Preferred Stock or Redemption Preferred Stock were entitled to subscribe but which were not subscribed for by such holders which is equal to the proportion that the number of shares of Preferred Stock or Redemption Preferred Stock held by such Fully-Exercising Holder bears to the total number of shares of Preferred Stock and Redemption Preferred Stock held by all Fully-Exercising Holders who wish to purchase any of the unsubscribed shares.

(v) If all Additional Securities which the holders of shares of Preferred Stock or Redemption Preferred Stock are entitled to obtain pursuant to this Section 8 are not elected to be obtained as provided in subparagraph (iv), the Company may, during the 75-day period following the expiration of the period provided in such subparagraph, offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Issuance Notice. If the Company does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the holders of shares of Preferred Stock and Redemption Preferred Stock in accordance herewith.

(c) In addition to the rights set forth in Section 10(g), each Purchaser may, with the written consent of the Company (which such consent may not be unreasonably withheld or delayed), assign its rights in this Section 8 separately from the other rights under this Agreement.

9.	EXCHANGE RIGHT.

(a) Subject to the terms and conditions specified in this Section 9, the holders of shares of Preferred Stock or Redemption Preferred Stock shall have a right to exchange shares of Preferred Stock or Redemption Preferred Stock for Additional Securities on the same terms and conditions as offered by the Company to the other purchasers of such Additional Securities.

(b) Each time the Company proposes to offer any Additional Securities, the Company shall make an offering of such Additional Securities to each holder of shares of Preferred Stock or Redemption Preferred Stock in accordance with the following provisions:

(i) The Company shall deliver an Issuance Notice to the Purchasers as provided in Section 8(b)(i) above.

(ii) By written notification received by the Company, within 15 business days after giving of the Issuance Notice, any holder of shares of Preferred Stock or Redemption

Preferred Stock may elect to exchange any of its then owned Preferred Stock or Redemption Preferred Stock for Additional Securities, at the Offering Price and on the terms specified in the Issuance Notice (provided that if the Offering Price is to be paid in whole or in part in consideration other than cash, the holders of Preferred Stock or Redemption Preferred Stock exercising their rights hereunder shall have the option to pay such consideration in shares of Preferred Stock or Redemption Preferred Stock (valued in accordance with the method set forth in Article XI.E(ii) of the Certificate of Designation), as if each share of Preferred Stock or Redemption Preferred Stock was cash equal to the Face Value plus any accrued and unpaid dividends or amounts due under the Registration Rights Agreement.

(iii) If the number of securities elected to be purchased by the holders of Preferred Stock and Redemption Preferred Stock pursuant to this Section 9 is greater than the number of Additional Securities offered by the Company, the Company shall promptly, in writing, inform each holder electing to participate hereunder (an “Exchanging Holder”), and each Exchanging Holder shall be entitled to obtain that portion of the Additional Securities equal to the proportion that the number of shares of Preferred Stock or Redemption Preferred Stock held by such Exchanging Holder bears to the total number of shares of Preferred Stock and Redemption Preferred Stock held by all Exchanging Holders.

(iv) The Company shall promptly, in writing, inform each holder of shares of Preferred Stock or Redemption Preferred Stock which elects to purchase all of the Additional Shares available to it under this Section 9 (“Fully-Exchanging Holder”) of any other holder’s failure to do likewise. During the five-day period commencing after such information is given, each Fully-Exchanging Holder shall be entitled to obtain that portion of the Additional Securities for which the holders of shares of Preferred Stock and Redemption Preferred Stock were entitled to subscribe but which were not subscribed for by such holders which is equal to the proportion that the number of shares of Preferred Stock or Redemption Preferred Stock held by such Fully-Exchanging Holder bears to the total number of shares of Preferred Stock and Redemption Preferred Stock held by all Fully-Fully Exchanging Holders who wish to purchase any of the unsubscribed shares.

(v) If all Additional Securities which the holders of shares of Preferred Stock or Redemption Preferred Stock are entitled to obtain pursuant to this Section 9 are not elected to be obtained as provided in subparagraph (iv), the Company may, during the 75-day period following the expiration of the period provided in such subparagraph, offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Issuance Notice. If the Company does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the holders of shares of Preferred Stock and Redemption Preferred Stock in accordance herewith.

(c) All rights under this Section 9 shall immediately terminate upon the earlier to occur of (i) the first date following the Closing Date on which the Company completes an offering of Common Stock with a purchase price of at least $1.00 per share and gross proceeds of at least $20,000,000, or (ii) the first date that is at least 12 months after the Closing Date and immediately prior to which the Closing Sales Price (as defined in the Certificate of Designation) of the Common Stock has been at least $1.35 for 30 consecutive trading days.

(d) Notwithstanding anything set forth in this Certificate of Designation or any Redemption Certificate to the contrary, if the number of securities elected to be purchased by the holders of Preferred Stock and Redemption Preferred Stock pursuant to Section 8 and this Section 9 is greater than the number of Additional Securities offered by the Company, the rights of the Exchanging Holders provided under this Section 9 shall take precedent and such holders shall have the right to fully exchange all of their shares of Preferred Stock or Redemption Preferred Stock before any Participating Holder shall have any rights under Section 8.

(e) In addition to the rights set forth in Section 10(g), each Purchaser may, with the written consent of the Company (which such consent may not be unreasonably withheld or delayed), assign its rights in this Section 9 separately from the other rights under this Agreement.

10.	GOVERNING LAW; MISCELLANEOUS.

(a) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The Company and each Purchaser irrevocably consent to the jurisdiction of the United States federal courts and the state courts located in the County of New Castle, State of Delaware, in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of any Purchaser to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(b) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed execution page(s) hereof to be physically delivered to the other party within five days of the execution hereof, provided that the failure to so deliver any manually executed execution page shall not affect the validity or enforceability of this Agreement.

(c) Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of the several articles and sections of this Agreement are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(d) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

(e) Entire Agreement; Amendments. This Agreement and the other Transaction Documents (including any schedules and exhibits hereto and thereto) contain the entire understanding of the Purchasers, the Company, their affiliates and persons acting on their behalf with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchasers make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement, and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and each Purchaser.

(f) Notices. Any notices required or permitted to be given under the terms of this Agreement shall be in writing and sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as provided herein. The initial addresses for such communications shall be as follows, and each party shall provide notice to the other parties of any change in such party’s address:

(i) If to the Company:

FiberNet Telecom Group, Inc.

570 Lexington Avenue

New York, New York 10022

Attention:   President

Telephone: (212) 405-6200

Facsimile:  (212) 421-8860

with a copy simultaneously transmitted by like means (which transmittal shall not constitute notice hereunder) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Chrysler Center

666 Third Avenue

New York, New York 10017

Telephone: (212) 925-3000

Facsimile:  (212) 983-3115

Attention:  Todd E. Mason, Esq.

(ii) If to any Purchaser, to the address set forth under such Purchaser’s name on the Execution Page hereto executed by such Purchaser.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Except as provided herein, the Company shall not assign this Agreement or any rights or obligations hereunder. With the prior written consent of the Company, which such consent may not be unreasonably withheld or delayed, any Purchaser may assign or transfer the Securities, Redemption Preferred Stock or Redemption Shares pursuant to the terms of this Agreement and of such Securities, Redemption Preferred Stock or Redemption Shares or assign such Purchaser’s rights hereunder to any other person or entity; provided, that if any such assignee or transferee materially breaches any term of this Agreement (including, for purposes of clarity, if the assignee or transferee fails to purchase the Units or any Additional Securities pursuant to Section 4(r) as and when required hereunder) then any such assignment or transfer will expressly be deemed null and void ab initio and the Purchaser shall be obligated to perform all of its obligations under this Agreement. Each Purchaser shall also be obligated to perform all of the obligations under this Agreement, as though no such assignment or transfer to an assignee or transferee had been made, if the assignee or transferee fails to purchase the Units or any Additional Securities pursuant to Section 4(r) as and when required hereunder, despite any such failure being excused or otherwise affected or any enforcement action with respect to such failure being stayed or otherwise affected because such assignee or transferee is the subject of a bankruptcy, insolvency or similar action or proceeding.

(h) Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and, except as expressly provided herein, is not for the benefit of, nor may any provision hereof be enforced by, any other person, including, but not limited to, Con Ed; provided, however, that Section 4(p) may be enforced by any Purchaser’s affiliates and its or their advisors to the extent the same is entitled to reimbursement of Expenses pursuant thereto.

(i) Survival. The representations and warranties of the Company and the agreements and covenants set forth in Sections 3, 4, 5, 8, 9, and 10 shall, subject to Section 10(o) below, survive for a period of two years following the Closing notwithstanding any due diligence investigation conducted by or on behalf of any Purchaser. Moreover, none of the representations and warranties made by the Company herein shall act as a waiver of any rights or remedies any Purchaser may have under applicable U.S. federal or state securities laws.

(j) Publicity. The Company and each Purchaser shall have the right to approve before issuance any press releases, SEC or, to the extent applicable, NASD filings, or any other public statements by the Company or any Purchaser (including any joint statements made by the Company or any Purchaser with any third party) with respect to the transactions contemplated hereby; provided, however, that (i) the Company shall be entitled, without the prior approval of the Purchasers, to make any press release or SEC or, to the extent applicable, NASD filings with respect to such transactions as is required by applicable law and regulations (although the Purchasers shall be consulted by the Company in connection with any such press release and filing prior to its release and shall be provided with a copy thereof and must provide specific consent to the use of their name in connection therewith), and (ii) nothing in this Section 10(j) shall prohibit any announcement of the Con Ed Agreement or the transactions contemplated thereby that does not, directly or indirectly, reference any Purchaser, this Agreement or any other Transactional Document, or any of the transactions contemplated hereby or thereby.

(k) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l) Indemnification. In consideration of each Purchaser’s execution and delivery of this Agreement and the other Transaction Documents and purchase of the Securities hereunder, and in addition to all of the Company’s other obligations under this Agreement and the other Transaction Documents, from and after the Closing, subject to Section 10(o) below, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement, collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby or (iii) any cause of action, suit, claim, order, proceeding or process brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (A) the execution, delivery, performance or enforcement of this Agreement, any other Transaction Document or any other certificate, instrument or document contemplated hereby or thereby, (B) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance and sale of the Securities, (C) any disclosure made by such Purchaser pursuant to Section 4(b), or (D) the status of such Purchaser or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall, subject to Section 10(o) below, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 10(l) shall be the same as those set forth in Section 7(c) of the Registration Rights Agreement.

(m) Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser hereunder or pursuant to any of the other Transaction Documents or any Purchaser enforces or exercises its rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(n) Joint Participation in Drafting. Each party to this Agreement has participated in the negotiation and drafting of this Agreement and the other Transaction Documents. As such, the language used herein and therein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement.

(o) Remedies/Restriction on Payments.

(i) Subject to the this Section 10(o), no provision of this Agreement or any other Transaction Document providing for any remedy to a Purchaser shall limit any other remedy which would otherwise be available to such Purchaser at law, in equity or otherwise. Subject to the this Section 10(o), nothing in this Agreement or any other Transaction Document shall limit any rights any Purchaser may have under any applicable federal or state securities laws with respect to the investment contemplated hereby. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations hereunder (including, but not limited to, its obligations pursuant to Section 5) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Agreement (including, but not limited to, its obligations pursuant to Section 5), that each Purchaser shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate issuance and transfer of the Securities, without the necessity of showing economic loss and without any bond or other security being required.

(ii) For purposes of this clause (ii), capitalized terms used herein that are not otherwise defined in this Agreement shall have the meanings given to such terms in the Credit Facilities (as defined below).

(A) Until such time as the Commitments, Obligations or Letters of Credit that exist as of the Closing Date under the Credit Facilities, or that exist pursuant to any debt securities or indebtedness permitted by Section 4(bb)(iv) hereof have been repaid or otherwise fully terminated to the satisfaction of the Lenders (the “Repayment Date”), the Company shall not make any payments in cash or other assets to any Purchaser pursuant to this Agreement or otherwise, whether as dividends, in respect of any right of redemption, as damages or otherwise. Until the Repayment Date, any such amounts otherwise payable in cash or other assets shall be paid in additional shares of Preferred Stock or, if a Purchaser has exercised its rights pursuant to Section 4(cc) above, Redemption Preferred Stock, with an aggregate liquidation preference equal to such amounts, and any such amounts otherwise payable in cash or otherwise assets which are paid in additional shares of Preferred Stock or Redemption Preferred Stock shall be deemed to be fully paid and satisfied and shall no longer be due or payable.

(B) If any Purchaser receives any payments in cash or other assets in violation of this Section 10(o), such Purchaser shall turn over all such amounts received to the representative of the Lenders under the Credit Facilities.

(C) The Lenders under the Credit Facilities shall be third party beneficiaries of this Section 10(o) and the Lenders (either individually or through one or more representatives) shall be entitled to enforce the provisions hereof against the Company and the Purchasers as if they were a party hereto.

(D) For purposes of this Section 10(o), in addition to the other terms defined herein, the following terms shall have the following meanings:

i. “Credit Agreement” means the Amended and Restated Credit Agreement dated as of February 9, 2001 among FiberNet Operations, Inc. Devnet L.L.C., the institutions party thereto from time to time as lenders, Deutsche Bank AG New York Branch, as administrative agent, Wachovia Investors, Inc., as documentation agent, and TD Securities (USA) Inc., as syndication agent, as the same may have been amended prior to the date hereof or as may be, subject to Section 4(bb)(iv), amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time thereafter.

ii. “Credit Facilities” means, collectively, (i) the Credit Agreement, and (ii) subject to Section 4(bb)(iv), any of the following entered into by the Company after the date hereof: (1) debt facilities or commercial paper facilities, in each case with banks or other institutional lenders or financial institutions providing for revolving credit loans, term loans, credit-linked deposits (or similar deposits), (2) receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables), or (3) letters of credit, in each case, as the same may be, subject to Section 4(bb)(iv), amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

(p) Knowledge. As used in this Agreement, the term “knowledge” of any person or entity shall mean and include (i) actual knowledge and (ii) that knowledge which a reasonably prudent business person could have obtained in the management of his or her business affairs after making due inquiry and exercising due diligence which a prudent business person should have made or exercised, as applicable, with respect thereto.

(q) Exculpation Among Purchasers; No “Group”. Each Purchaser acknowledges that it has independently evaluated the merits of the transactions contemplated by this Agreement and the other Transaction Documents, that it has independently determined to enter into the transactions contemplated hereby and thereby, that it is not relying on any advice from or evaluation by any other Purchaser, and that it is not acting in concert with any other Purchaser in making its purchase of securities hereunder or in monitoring its investment in the Company. The Purchasers and, to its knowledge, the Company agree that the Purchasers have not taken any actions that would deem such Purchasers to be members of a “group” for purposes of Section 13(d) of the Exchange Act, and the Purchasers have not agreed to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Company. Each Purchaser further acknowledges that SDS Capital Partners, LLC has retained Drinker Biddle & Reath LLP (“DB&R”) to act as its counsel in connection with the transactions contemplated by this Agreement and the other Transaction Documents and that DB&R has not acted as counsel for any of the other Purchasers in connection therewith and none of the other Purchasers have the status of a client of DB&R for conflict of interest or other purposes as a result thereof.

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IN WITNESS WHEREOF, the undersigned Purchaser and the Company have caused this Agreement to be duly executed as of the date first above written.

FIBERNET TELECOM GROUP, INC.

By:
Name:
Title:

PURCHASER:

SDS CAPITAL PARTNERS, LLC

By:
Name:
Title:

RESIDENCE:

ADDRESS:

Telephone:
Facsimile:
Attention:

AGGREGATE SUBSCRIPTION AMOUNT:

Number of Units:
Purchase Price ($ per Unit):

[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]